ADVENTRX CREATES EXECUTIVE VICE PRESIDENT POSITION AND ANNOUNCES NEW CHIEF FINANCIAL OFFICER

SAN DIEGO – April 3, 2008 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that Mark Bagnall, a member of the Company’s Board of Directors, has joined the Company as Executive Vice President, a newly created position, and Chief Financial Officer. As Executive Vice President, Mr. Bagnall will work with the Company’s Chief Executive Officer and President to define the Company’s long-term strategy, help oversee internal execution of that strategy and communicate with the Company’s stakeholders.

Mr. Bagnall will continue as a member of the Company’s Board of Directors, but has resigned his positions on the Company’s Audit, Compensation and Nominating & Governance Committees, as well as his position as Chair of the Audit Committee. Jack Lief, currently Chair of the Board of Directors, will increase his involvement with the Company and assume Mr. Bagnall’s responsibilities as Chair of the Audit Committee.

The Company also announced that Gregory P. Hanson’s employment relationship with the Company ended, effective April 2, 2008. Mr. Hanson joined the Company in December 2006 and previously served as the company’s Chief Financial Officer.

“Mark is a proven biotechnology executive and we welcome him to our team,” stated Evan M. Levine, Chief Executive Officer and President of ADVENTRX. “His expertise in the public and private sector, as well as his unique perspective as a long-time Board member, will prove invaluable as we advance our product candidates towards commercialization. In addition, we thank Greg for his service to the company, and wish him success in the future.”

“This is a great time to be joining the ADVENTRX management team,” stated Mr. Bagnall. “The company has made tremendous progress with its novel emulsion formulations of vinorelbine and docetaxel. I look forward to the continued development and anticipated commercialization of these product candidates, as well as the continued development of CoFactor, if the data sets expected this quarter are positive. I am excited to contribute my experience to the collective efforts required to transition ADVENTRX to its next stage of growth as a commercial stage biopharmaceutical company.”

Mr. Bagnall has held senior management positions in the biotechnology industry for 20 years and has been a director of ADVENTRX since 2004. During his time in the industry he has held positions in both finance and business development and has managed equity and debt financings, corporate partnering and licensing deals and M&A transactions. He is a director of two other publicly held biotechnology companies, VIA Pharmaceuticals, Inc., a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, and Forticell Bioscience, Inc. (formerly Ortec International, Inc.), a biotechnology company focusing on advanced regenerative medicine and stem cell therapy. Mr. Bagnall most recently served as senior vice president and chief finance and operations officer of Metabolex, Inc., a biotechnology company developing therapeutics for diabetes and related metabolic disorders, positions he had held since June 2000. Prior to joining Metabolex, Mr. Bagnall held the top financial position at four life science companies: Metrika, Inc., a privately held diagnostics company, and three public biotechnology companies, Progenitor, Inc., Somatix Therapy Corporation, and Hana Biologics, Inc. In addition he is a co-founder and director of the Association of Bioscience Financial Officers, an international organization of life science CFOs.

Mr. Bagnall received his B.S. in Business Administration from the University of California at Berkeley, Haas School of Business, and is a Certified Public Accountant.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease. The Company seeks to improve the performance and commercial potential of existing treatments by addressing limitations associated with these treatment regimens. More information can be found on the Company’s web site at http://www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: successfully educating new executives and integrating new executives with existing executives and management; the risk that directors will undertake projects that divert their respective attention from ADVENTRX matters, or that may pose a conflict of interest with ADVENTRX; ADVENTRX’s ability to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals; the results of pending clinical trials for ADVENTRX’s product candidates, including the registrational bioequivalence clinical trial of ANX-514; the potential for ADVENTRX’s product candidates to receive regulatory approval for one or more indications, and the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing and marketing and obtaining regulatory approval for ADVENTRX’s product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of ADVENTRX’s product candidates; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

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